Exhibit 11

KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	(Unaudited)
Three Months Ended	Three Months Ended
March 31, 2001	March 31, 2000

(Amounts in Thousands, Except per Share Data)	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends declared	$ 2,194	$ 4,019	$ 6,213	$ 2,215	$ 4,171	$ 6,386
Undistributed earnings	263	467	730	1,826	3,339	5,165

Net Income	$ 2,457	$ 4,486	$ 6,943	$ 4,041	$ 7,510	$11,551

Average Basic Shares Outstanding	14,152	25,117	39,269	14,292	26,124	40,416

Basic Earnings Per Share	$ 0.17	$ 0.18		$ 0.28	$ 0.29

Diluted Earnings Per Share:
Dividends declared and assumed dividends on dilutive shares	$ 2,194	$ 4,026	$ 6,220	$ 2,215	$ 4,181	$ 6,396
Undistributed earnings	260	463	723	1,820	3,335	5,155

Net Income	$ 2,454	$ 4,489	$ 6,943	$ 4,035	$ 7,516	$11,551

Average Diluted Shares Outstanding	14,152	25,162	39,314	14,292	26,184	40,476

Diluted Earnings Per Share	$ 0.17	$ 0.18		$ 0.28	$ 0.29

Included in the diluted earnings per share computation are 45,000 and 60,000 average shares of Class B common stock representing the dilutive effect of stock options and contingently issuable performance share grants for the three months ended March 31, 2001 and 2000, respectively. Also included in the diluted earnings per share computation are $7,000 and $10,000 of Class B assumed dividends payable on those dilutive shares for the three months ended March 31, 2001 and 2000, respectively. A corresponding reduction of undistributed earnings has been allocated evenly over Class A and Class B shares. Antidilutive stock options amounting to 2,116,000 out of 2,380,000 average shares outstanding were excluded from the dilutive calculation for the current year period and 1,459,000 out of 2,056,000 average shares outstanding were excluded from the dilutive calculation for the prior year period.

KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	(Unaudited)
Nine Months Ended	Nine Months Ended
March 31, 2001	March 31, 2000

(Amounts in Thousands, Except per Share Data)	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends declared	$ 6,581	$ 12,056	$ 18,637	$ 6,650	$ 12,528	$19,178
Undistributed earnings	4,153	7,368	11,521	5,724	10,435	16,159

Net Income	$10,734	$19,424	$30,158	$12,374	$ 22,963	$35,337

Average Basic Shares Outstanding	14,154	25,112	39,266	14,305	26,084	40,389

Basic Earnings Per Share	$ 0.76	$ 0.77		$ 0.87	$ 0.88

Diluted Earnings Per Share:
Dividends declared and assumed dividends on dilutive shares	$ 6,581	$ 12,088	$18,669	$ 6,650	$12,594	$19,244
Undistributed earnings	4,134	7,355	11,489	5,681	10,412	16,093

Net Income	$ 10,715	$19,443	$30,158	$ 12,331	$23,006	$35,337

Average Diluted Shares Outstanding	14,154	25,179	39,333	14,305	26,222	40,527

Diluted Earnings Per Share	$ 0.76	$ 0.77		$ 0.86	$ 0.88

Included in the diluted earnings per share computation are 67,000 and 138,000 average shares of Class B common stock representing the dilutive effect of stock options and contingently issuable performance share grants for the nine months ended March 31, 2001 and 2000, respectively. Also included in the diluted earnings per share computation are $32,000 and $66,000 of Class B assumed dividends payable on those dilutive shares for the nine months ended March 31, 2001 and 2000, respectively. A corresponding reduction of undistributed earnings has been allocated evenly over Class A and Class B shares. Antidilutive stock options amounting to 1,950,000 out of 2,292,000 average shares outstanding were excluded from the dilutive calculation for the current year period and 1,374,000 out of 2,042,000 average shares outstanding were excluded from the dilutive calculation for the prior year period.